EXHIBIT 11

                         JD American Workwear, Inc.

                      Computation of Earnings Per Share

                                                      Three Months Ended               Six Months Ended
                                                           August 31                       August 31
                                                 ---------------------------     ---------------------------
                                                     1996            1995            1996            1995
                                                     ----            ----            ----            ----

Net Loss                                         $  (143,288)    $  (430,436)    $  (363,975)    $  (643,214)
Weighted average common shares outstanding(1)      1,684,056         875,000       1,645,696         873,850
"Cheap" stock issued December 1994 - May 1995                        387,305                         387,305
                                                 -----------     -----------     -----------     -----------
                                                   1,684,056       1,262,305       1,645,696       1,261,155
                                                 ===========     ===========     ===========     ===========
Loss per share(2)                                $     ( .09)    $     ( .34)    $      (.22)    $     ( .51)
                                                 ===========     ===========     ===========     ===========
--------------------
<F1>  Excludes "cheap" stock issued from December of 1994 through May of 1995 which is viewed as outstanding for all periods presented.

<F2>  There is no difference between primary and fully diluted loss per share for the three and six month periods ended August 31, 1996.
